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Exhibit 14

[BUCYRUS INTERNATIONAL, INC. LETTERHEAD]

Bucyrus International, Inc. Business Ethics and Conduct Policy

I.     Introduction

        This Policy sets forth the basic guidelines which Bucyrus International, Inc. and its subsidiaries collectively (the "Company") expects its officers, directors, managers, and other employees to follow in dealing on behalf of the Company with governmental entities, the Company's customers, creditors, suppliers, the general public, competitors and with fellow Company personnel.

        No policy can be complete in all respects. Good judgment based upon an understanding of the laws, regulations and canons of ethics is the best safeguard against improper or unethical conduct. Each employee is expected to attain a level of understanding of this Policy which will permit the proper exercise of such judgment, and to seek guidance from their immediate supervisor, department manager or a representative of the Human Resources department in those circumstances where such judgments could be questioned.

        The Company's auditors and legal department will monitor compliance with the Policy to assure that the Company conducts itself in a manner consistent with its obligations to society and its shareholders. In addition, those with management responsibilities within any area covered by this Policy will periodically be required to complete the "Annual Statement of Compliance Form"—a written assurance of compliance with the legal and ethical principles set forth in this Policy.

A.    General Policy

        The Company and its personnel will at all times transact business in full compliance with the law and in accordance with the highest principles of business ethics and conduct.

        These Policy guidelines are to be strictly adhered to at all times and under all circumstances. Policy violations may result in disciplinary action, including, if appropriate, discharge from employment.

B.    Scope

        The guidelines set forth in this Policy apply to all Company personnel and all company-related transactions. Every director, officer and employee must be familiar with and apply this Policy. Moreover, those with supervisory responsibilities must ensure that employees under their direction or control are acquainted with applicable portions of the Policy. Company officers and directors should also be aware that there are special legal requirements, not covered by this Policy, which apply to them.

        The Company's commitment to full compliance applies to all applicable laws regulations and judicial decrees of the United States (federal, state and local) and of other countries where the Company transacts its business. Portions of the Policy concentrate on laws and regulations which are particularly relevant to our business activities; however, this special emphasis on relevant areas of law does not limit the general policy requiring full compliance with all applicable laws and regulations.

        In addition to compliance with all legal requirements, each officer, director and employee must adhere to the overriding ethical and professional standards generally governing the conduct of business. The Company's interests are not served by any unethical practice or activity even though not in technical violation of the law.

C.    Effect of Policy Violation

        Any knowing violation of the laws, regulations, or principles of ethics set forth in this Policy will be grounds for disciplinary action or dismissal from employment, and may subject the employee or former employee to civil liability and/or criminal prosecution under appropriate law. Any employee who knowingly authorizes or permits another to engage in a violation will also be subject to disciplinary action, dismissal, and other penalties. Those who receive these guidelines shall be considered informed, and violations will be considered "knowing."

D.    Employee Responsibilities and Rights Under Policy

        Every employee is obliged to strictly adhere to this Policy at all times and under all circumstances. Any employee who is aware of violations or potential violations has a duty to advise his supervisor, or representative of the Human Resources department. Further, any uncertainties regarding legal or ethical issues involving Company affairs requires the employee to seek the advice of their immediate supervisor, general manager or a representative of the Human Resources department for clarification. An error in failing to secure advice or report policy violations could be costly to the individual and to the Company. Each employee should also be aware that the legal implications arising from each of their acts, as well as everything that they write, might be scrutinized at some future date by government officials or third parties.

        It is the right of every employee to report other person's (individual or Company) policy violations or seek the advise of their supervisor or the Human Resources department representative without risk to the employee's job status or position by reason of such report or inquiry. To secure this right, each person to whom a report is made or from whom advice is sought shall use every reasonable means available to keep confidential the identify of any employee who requests such protection.

II.    Conflicts of Interest or Violations of Trust

A.    General

        All personnel shall avoid any conflict between their personal interests and the interest of the Company in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Company.

        Similarly, employees in a position to control or influence action by the Company which will beneficially affect other businesses should be aware that any investment by such employees in such other businesses could disqualify the employees from performing their jobs. All personnel should avoid outside business activities which may conflict with their ability to devote their efforts full-time to the business of the Company, unless those activities have been approved by their supervisor.

        In many cases, a potential conflict of interest or violation of trust may be avoided by making a full disclosure of the facts prior to any transaction thereby permitting the Company to make an informed, independent decision regarding the transaction. Such disclosure should be made to a representative of the Human Resources department.

B.    Specific Examples of Conflicts of Violations

        It may be considered to be in conflict with the Company's interest or a violation of trust for a director, officer, or employee or any immediate member of their family:

  1.
  to have an undisclosed interest in or involvement with any organization which has business dealings with the Company where there is an opportunity for preferential treatment to be given or received, except where such an interest comprises securities in widely-held corporations which are quoted and sold on the open market and the interest is not material (less than one percent of the outstanding securities or $50,000, whichever is lower);

  2.
  to buy, sell or lease any kind of property, facilities or equipment from or to the company or to any company, firm or individual who is or is seeking to become a contractor, supplier or customer without disclosing (and obtaining permission) prior thereto;

  3.
  to accept commissions, a share in profits (other than dividends or interest in securities of widely-held corporations) or other payments, loans (other than with established banking or financial institutions), services, excessive entertainment and travel, or gifts of more than nominal value, from any individual or organization doing or seeking to do business with the Company; or

  4.
  to take advantage of any opportunity for personal gain that rightfully belongs to the Company. This would include business opportunities of which an employee becomes aware because of their employment by the company. Such opportunities must be offered to the Company.

C.    Effect of Violations

        As with any other violation of Policy, a violation of the above conflict of interest provisions will be grounds for disciplinary action including possible dismissal from employment, and may subject the employee or former employee to civil liability and/or criminal prosecution under appropriate law. Even so, not every potential conflict of interest is a Policy violation—under some circumstances following a full disclosure by the employee, the Company may independently determine to engage in a particular transaction which is beneficial to the company notwithstanding the potential conflict. In such a case, the above conflicts of interest provisions are not violated. Therefore, the effect of a particular conflict of interest or violation of trust will depend upon the nature of the conflict or violation; its disclosure by the employee, its effect upon the Company, the severity of the violation, and the means available to recompense loss or prevent future injury.

III.  Antitrust and Trade Regulation

A.    General

        Every officer, director and employee of the Company shall at all times abide by the antitrust laws and trade regulations of the United States. Violations of the antitrust laws or trade regulations may subject the Company to fines, injunctions and substantial monetary damages. Moreover, violations of certain antitrust laws are now considered felonies, exposing an employee to the risk of fine and/or imprisonment.

B.    U. S. Operations

        The antitrust laws of the United States apply to all domestic businesses. Accordingly, the guidelines set forth herein will govern all Company operations in the United States.

C.    International Operations

        The United States antitrust laws apply to any international Company operations to the extent that competition within the United States is affected by a particular business transaction. Although differences in antitrust laws or the absence of such laws in some countries might prevent application of these guidelines to the worldwide Company operations, the cautious approach to foreign antitrust compliance requires that the Company comply with the antitrust laws of the United States in all its international operations. If exceptions in particular circumstances appear appropriate due to the local laws of another country, such exceptions should be discussed with the Corporate legal department.

D.    Specific Laws and Regulations

        The Company sells its services and products in markets in which there is active competition and the Company aggressively competes in these markets. The following guidelines set forth specific types of conduct or business practices which relate to antitrust law and trade regulation where special care must be exercised and where active consultation with the Corporate legal department is necessary:

  1.
  Discussions with Competitors—It is forbidden for any employee to discuss or communicate with any competitor of the Company about any internal or non-public business information (past, present, or future) or any other matter inconsistent with the Company's ability to conduct its business independently from its competitors. Examples of forbidden subjects included: purchasing costs or terms, selling/leasing prices or pricing policies, bids or quotes, terms or conditions of sale/lease, credit information, customers or customer-account data, territorial markets or market shares, marketing strategies or product plans, promotions, market surveys, production data, inventories, costs, profits or profit margins, and other similar subject.

  2.
  Agreements with Competitors—There must never be any agreement with a Company competitor concerning the forbidden subjects set forth in the previous paragraph. This prohibition on agreements with competitors includes not only formal written contracts, but oral agreements, "gentlemen's agreements," tacit approvals, side-letters, informal so-called "off-the-record" understandings, and even "knowing winks." Price-fixing agreements, agreements not to compete or to divide up markets, and concerted refusals to deal or boycotts, are criminal offenses which are illegal per se. This means that a court will not consider any excuse or justification for the offense, such as ignorance of the law, good faith, or reasonableness. Such antitrust violations are illegal whether or not they were successful or actually harmed anyone. In those instances where a competitor is also a customer, supplier or joint venture, agreements and the negotiations leading up to them should be engaged in only after consultation with the Company's legal department.

  3.
  Pricing Policies and Decisions—The Company's pricing policies and decisions should be independently determined in light of current relevant economic factors, market conditions, and competitive information obtained from non-competitive sources. Such policies and decisions may never be based upon any communication or agreement with a competitor.

  4.
  Trade Associations—Employees who are members of industry-specific trade associations must be careful that their own involvement in the group avoid any activities prohibited by this Policy, and the Company's anti-trust policy. Prior approval of the Company's legal department must be obtained before submitting any non-public information to a trade association or any of its committees. Prior approval must also be obtained from the Company's legal department prior to the Company's adoption of, or participation in, standards setting bodies which create compliance difficulties for any segment of the industry.

  5.
  Refusals to Deal—Although the company is free to select its own customers and suppliers, it must do so independently. The Company's legal department should be consulted before the Company refuses to sell to any customer or prospective customer for other than valid credit reasons or agrees with any other firm to do or refrain from doing business with a third party.

  6.
  Reciprocity— No favorable treatment may be granted to any Company supplier on the basis that the supplier is also a customer of the Company. The purchase of products or services shall be on the basis of price, quality, service and the financial responsibility of the seller without consideration as to suppliers' status as a Company customer.

  7.
  Price Discrimination—The Company's products and services are to be made available to customers on a fair and equitable basis, without discrimination in price unless a lower price is justified by a demonstrable cost savings to the Company (and then only to that extent) or unless a lower price is believed in good faith to be necessary to meet an equally low price of a competitor. Similarly, there shall be no discrimination or preferential treatment in scheduled delivery dates, contract terms, services, and facilities for similarly situated customers buying in similar situations and markets. Any other special price, discount, allowance, service, facility, contract term, or "side agreement" must be approved in advance by the Company's legal department.

  8.
  Inducing Preferential Price—Employees in the purchasing function must never induce or attempt to induce a preferential price from a supplier if there is reason for the buyer to know that the price is discriminatory (i.e. better than those otherwise received by competitors in similar circumstances) and cannot be justified by lower costs to the supplier or by the need for the supplier to meet competition. No services or facilities should be accepted from a supplier which would lead the buyer to believe that the services or facilities are not commonly offered by the supplier to similarly situated customers.

  9.
  Commission or Brokerage—Commission or brokerage shall not be paid directly or indirectly to a customer on purchases for its own account. All agreements appointing brokers must contain a provision prohibiting the broker from passing on any part of its commission to a customer; commissions should not be in excess of the customary local rate for services.

  10.
  Marketing Communications—All Company advertising or other marketing communications must be carefully reviewed in their entirety and those found to be in any way deceptive should not be published or distributed.

  11.
  Trade Disparagement—Competing products or services shall not be inaccurately disparaged orally, in writing, by advertising, or by any other means of communication. Generally, market communiqués should emphasize the merits of the Company's own products and services rather than the negative aspects of a competitor's. Comments on the merits of a competing product or service are permissible only if the commentary is supported by full facts that can be proven.

  12.
  Unfair Competition—The company shall not engage in any improper pricing or other unfair competitive practice, either alone or with others, for the purpose of reducing or destroying competition, eliminating a competitor, blocking the market entry of a potential competitor, or otherwise acting contrary to established business ethics, public values or public interest.

  13.
  Tying Contracts—The sale or lease of a product, service, or facility or the granting of an allowance or discount shall not be made on the condition that the purchaser also buy or lease another product, service, or facility from the Company.

IV.    Governmental Regulations

A.    Compliance with Governmental Authority

        The Company shall comply with the laws, regulations, decrees and orders of every governmental agency, regulatory authority, and judicial body having jurisdiction over it. Without limiting the generality of the foregoing, the Company will comply with the Foreign Corrupt Practices Act as well as all laws relating to the handling of boycott requests. The Company shall cooperate with governmental agencies in the proper performance of their duties to the fullest extent permissible under this Policy, even when not mandated by law or judicial decree. To ensure the Company's compliance and cooperation commitment is met, the Corporate legal department should be immediately informed of any governmental request or inquiry.

B.    Prohibition on Contributions in Federal or Local Elections

        No Company funds, property, time or any other thing of value shall be contributed, expended or reimbursed for any campaign purpose or to any candidate in connection with any election, primary election, political convention, or caucus in which a candidate or nominee for the office of President, Vice President, Senator, or Representative of Congress is to be voted upon or otherwise selected, nor under such circumstances shall the Company provide any indirect payment or support, in any form or through any means, such as through consultants, supplies, customers, employees, or other third parties. The above prohibitions shall also apply to state or other local elections.

C.    Other Company Activity or Contributions

        The above prohibition on Company disbursements shall not prevent the Company from advocating a position, expressing a view, or taking other appropriate action with respect to any legislative or political matters affecting the Company or its interests. In those cases where political contribution or other support is permitted by law, no Company funds, property, time, or any other thing of value shall be given except upon the prior written approval of the President and Chief Operating Officer.

D.    No Prohibition on Individual Activity

        Individual officers, directors, and employees, acting in their individual capacity and at their own expense, are not constrained by this policy from engaging in political activity, making political contributions, expressing views or taking other appropriate action on any political or legislative matter.

E.    Relationships with Governmental Officials

        Payments (regardless of amount), entertainment (other than meals where Company-related work activities are conducted), or gifts (of more than nominal value) to government officials and other government personnel of the United States and other domestic or foreign jurisdictions, regardless of motive, are viewed by the Company as improper and are not permitted. The Company's relationship with public officials shall in all respects be of such a nature that the integrity and reputation of the officials and the Company shall not be impugned in the event full details of the relationship, including any gifts or entertainment, become a matter of public discussions.

        In those rare cases where a facilitating payment is required to be made to foreign government functionary whose duties are essentially of a minor ministerial or clerical nature, such payment must be insubstantial in amount, customary and legal where made, necessary to prevent a normal and fully legitimate transaction from being impeded, and properly reported and recorded as such in the company's books and records. Approval of any such facilitating payment must be obtained from the President and Chief Operating Officer's office prior to the payment of any funds.

V.     Employment and Personnel Practices

A.    General

        Every officer, director, and employee of the company shall at all times abide by the strict legal requirements governing employment practices and employee relations. In addition, every person coming in contact with the company, as employee, customer, supplier, candidate for employment, or other third party, shall be treated fairly, courteously and respectfully.

B.    Non-Discrimination

        The Company shall not discriminate against any person on the basis of race, religion, national origin, age, sex, handicap or veteran's status. This prohibition on discrimination applies to practices in recruiting, employment, training, promotion, working conditions, compensation, benefits, job rules, discipline, and all other aspects of employment and employee relations.

C.    Harassment

        Every employee shall be free to perform their job duties and responsibilities, and participate in the benefits of employment with the Company without harassment or interference from any co-worker. All employees shall conduct themselves in a dignified manner toward their fellow employees. The company will not tolerate undue influence, offensive behavior, sexual harassment, intimidation, or other disrespectful conduct from one employee toward another. Neither shall any employment or employee relations' matter be decided based upon the existence or non-existence of any personal non-business relationship between employees.

D.    Employment Contracts

        The Company shall not enter into any contract of employment without the prior written approval of the Vice President Human Resources.

E.    Employee Record Confidentiality

        The personnel records of all company employees shall be treated as the confidential information of the Company. No Company officer, director or employee shall copy or release any personnel or salary record to any third party, nor shall any private personal information contained in any personnel recorded be disclosed to any third party without the prior written approval of the Vice President Human Resources. Employees with authorized access to personnel or salary records shall institute measures to prevent the disclosure of any such records under their control.

VI.   TRANSACTIONS IN SECURITIES

A.    Trading in Company Securities

        Employees are prohibited from trading in Company securities when they have material information which is not publicly known. Information is considered material if it is important enough to affect a decision by anyone to buy sell or hold securities.

        Even when an employee lacks undisclosed material information, it is prudent practice to trade only when it is unlikely there is any unannounced material information anywhere within the Company. Generally, such a time is the 30-day period commencing one week after the mailing of a Company annual or quarterly report to stockholders. If an employee is in doubt about whether or not trading is permissible, they should discuss the proposed trade with the Company's legal department.

        An employee should not engage in short-term speculation in Company securities, nor should an employee engage in any transaction where they profit if the value of Company securities falls.

B.    Trading in the Securities of Other Companies

        Employees should not trade in securities of a company which has been targeted for acquisition or is being reviewed as an acquisition candidate or which is being considered for or has just been awarded an important contract or relationship with the Company without first checking with the Company's legal department.

C.    Transactions by Others

        No employee shall in any way encourage any third party to engage in any transaction in which the employee himself cannot engage.

D.    Transactions by Officers and Directors

        Officers and directors of the Company are subject to additional statutory restrictions covering transactions in Company securities. These restrictions (a) prohibit officers and directors from profiting on transactions within a six month period, (b) prohibit them from selling the stock short, and (c) may restrict the amount of securities some of them can sell within a three month period. Officers and directors of the Company should review proposed transactions in Company securities with the Company's legal department.

VII. Proper Recording of Funds, Assets and Disbursements

A.    General

        All funds, assets and disbursements of the Company shall be properly recorded in the appropriate records and books of account. To assure the Company's financial statements are maintained in accordance with generally accepted accounting principles or such other standards as may be appropriate, the following policies are specifically adopted:

  1.
  Full Disclosure of Accounts—No secret or unrecorded fund of monies or other assets of the Company shall be established or maintained, and all payments and disbursements shall be properly recorded on the books and records of the Company

  2.
  Accurate Entries to Accounts—The making of false or fictitious entries on the books and records of the Company and the issuance of false or misleading reports pertaining to the Company and its operations are prohibited, and no employee or officer shall engage in any transaction that requires or contemplates such prohibited activities on the part of the Company.

  3.
  Accurate Expense Accounts—All employees who seek reimbursement from the Company for expenses shall keep and submit to the Company complete and accurate records of such expenditures and their business purpose.

VIII. Disclosure or Use of Company Information

A.    General

        Each employee shall safeguard and keep private all Company proprietary and confidential information. The disclosure of such Company information shall be permitted only when required by law or when disclosure would be in the best interest of the Company or its personnel, and in such case, the approval of the Company shall be obtained prior to the release of such information. Absent such approval, it shall be considered a violation of trust for any director, officer, or employee:

  1.
  to use or release to a competitor, or any other third party any data on decisions, plans, competitive bids or any other information concerning the Company which might be prejudicial to the interest of the Company;

  2.
  to appropriate, for their own use or for the unauthorized use by a third party, any Company technology, software, engineering drawings, trade secrets, written materials or inventions (whether or not copyrighted or patented), business information, including but not limited to contracts, sales or customer information, marketing or other plans, data relating to costs and suppliers, system design information, manuals, computer tapes, discs, data processing records, financial data, or any other confidential or proprietary matters of any nature whatsoever;

  3.
  to copy, use, or release to a third party any employee data, personnel records, or any other private information concerning the Company's employees; or

  4.
  to use or release any undisclosed material information concerning the Company, its plans or its performance, or any unpublished facts bearing upon the Company's business, plans or performance, where disclosure would harm, threaten harm, prejudice, or unfairly disadvantage the Company, its personnel, or any third party.

B.    Technology, Information and Security

        All employees have the responsibility to safeguard the Company's confidential information and technology against unauthorized use or disclosure. This applies to proprietary data developed or purchased, as well as information entrusted to employees by suppliers and customers. These restrictions apply irrespective of how the information exists, whether in written, print or electronic form, or simply known to the Company. During employment or anytime after termination of employment, employees will not use or divulge any confidential information of the Company, its customers or suppliers without the prior written consent of the Company. Confidential information includes, but is not limited to, its customer lists, customer needs and plans, customer purchasing histories, costs, cost structures, plans, budgets, acquisition strategies, policies, procedures, operations, methods of operation, pricing information, marketing plans, financial information, vendor sources, vendor identities and capabilities, manufacturing processes, research, field performance reports, machine and component histories, repair and failure frequencies and experiences, engineering data and designs, engineering drawings, design standards and procedures, contemplated product improvements or new product developments, computer software and programs, other proprietary information, trade secrets, and other data related to aspects of the business of the Company, as well as information which the Company receives from a third party and holds in confidence. Confidential information includes oral or written information. All drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulas, computer programs and all other materials relating to the Company are the sole exclusive property of the Company. Employees shall return all such property to the Company at any time upon request by the Company.

C.    Outside Inquires and Requests for Information

        If any third party makes contact with any Company personnel requesting an interview seeking information concerning Company-related proprietary or confidential matter, or if any media representative requests an interview or seeks information or opinions concerning any Company-related matter, whether or not the matter is confidential or proprietary, the requestor should be instructed to address its inquiry directly to the Company's legal department so that questions can be answered with appropriate care by authorized personnel having unrestricted access to the Company's information resources.

D.    Annual Statement of Compliance by Employees

        Employees with certain responsibilities as described below will be requested to complete and sign an Annual Statement of Compliance similar to the one attached as Form A.

  (A)
  All Directors and Officers of the Company*

  (B)
  All Department Heads and Regional General Managers of the Company*

  (C)
  All Managers and other persons directly reporting to categories (A) and (B)

  (D)
  All Sales Representatives and Service Representatives*

  (E)
  All Employees in the Purchasing Department*

*
Include subsidiaries.

[BUCYRUS LOGO]

FORM A

BUCYRUS INTERNATIONAL, INC.

Business Ethics and Conduct Policy

Annual Statement of Compliance

        To: Bucyrus International, Inc.

        I have reviewed and understand the Company's policy regarding conflicts of interest as set forth in the Bucyrus International, Inc. Business Ethics and Conduct Policy (the "Policy").

        To the best of my knowledge and belief, neither I nor any member of my immediate family has any interest or connection, or has within the past year engaged in any activity which might conflict with the Company's interests, or violate the Policy except as indicated by checkmark in one or more of the boxes below:

  (a)
  The foregoing statement is true, without exception.    ☐

  (b)
  Except as previously reported by me in writing to the Company.    ☐

  (c)
  Except as reported in full detail on a separate sheet attached to this letter.    ☐

(Print or Type Name)	(Signature)
(Position)
(Office Location)
(Date)

        This form should be signed and completed and promptly returned to the Company's legal department.

[BUCYRUS INTERNATIONAL, INC. LETTERHEAD]

Bucyrus International, Inc.

Business Ethics and Conduct Policy

Acknowledgment

        I have received, read, understand and will retain a copy of the Bucyrus International, Inc. Business Ethics and Conduct Policy.

        I understand that this policy is not an employment contract and does not create any right to employment or otherwise alter my employment status with the Company.

Name	Signature

Position

Date

        This acknowledgment is to be completed by all employees of Bucyrus and its affiliates and returned to the Human Resources Department of the respective business units.

QuickLinks

  Exhibit 14
  FORM A
BUCYRUS INTERNATIONAL, INC. Business Ethics and Conduct Policy Annual Statement of Compliance
Bucyrus International, Inc. Business Ethics and Conduct Policy Acknowledgment